EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated February 12, 2008, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph related to the restatement of the Company’s October 31, 2005 and 2006 financial statements) included in the Annual Report of SteelCloud, Inc. on Form 10-K for the year ended October 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of SteelCloud Inc. on Form S-8 (Nos. 333-92406, 333-61557 and 333-52419) pertaining to the 2002 Stock Option Plan, Employee Stock Purchase Plan and 1997 Amended Stock Option Plan.
/s/ Grant Thornton LLP
McLean, Virginia
February 12, 2008